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                                                                    Exhibit 99.0

            OBSIDIAN CAPITAL PARTNERS ACQUIRES UNITED EXPRESSLINE,
             INC. AND COMPLETES DANZER CORPORATION SHARE EXCHANGE

INDIANAPOLIS, July 31 /PRNewswire/ -- Obsidian Capital Partners, LP, (Obsidian) a private equity fund headquartered in Indianapolis, announced today the acquisition of substantially all of the assets of United Expressline, Inc., (United) an Indiana-based, leading manufacturer of cargo and specialty trailers, for approximately $12,500,000, and hereafter will continue to operate under the ``United Expressline, Inc.'' name. Pursuant to an existing agreement, Obsidian then exchanged 100% of its shares of United for Series C Convertible Preferred shares in Danzer Corporation (OTC Bulletin Board: DNZR - news), a New York Corporation (Danzer) with the end result that United is now a wholly owned subsidiary of Danzer.

Obsidian and affiliates recently exchanged shares of Champion Trailer, Inc. of Dallas, Texas; Pyramid Coach, Inc. of Nashville, Tennessee; and U.S. Rubber Reclaiming, Inc., of Vicksburg, Mississippi, to Danzer for controlling interest. Danzer also operates a subsidiary, Danzer Industries, Inc., in Hagerstown, Maryland.

Obsidian purchased United from the Warren Johnson family, who founded United in 1989. Gary Stanley, President of United, will continue to serve in that capacity. Terry Whitesell, a Partner in Obsidian, has been named Chairman of United.

United Expressline, Inc. had total revenue in excess of $36,000,000 with adjusted EBITDA exceeding $3,400,000 for the year ended December 31, 2000 on a pro forma basis, excluding previous owner charges. United manufactures a variety of high-quality, steel-framed trailers, ranging from 8' tag trailers to 53' semi trailers. The trailers are primarily used to haul cargo, race cars, snowmobiles, motorcycles and merchandise. Trailer interiors range from simple and utilitarian, to those that are finely appointed and full of amenities.

About the acquisition, Terry Whitesell, managing member of Obsidian Capital Company, LLC, (OCC) the General Partner of Obsidian stated, ``United Expressline has an outstanding reputation in the industry. Its business has grown tremendously in the past five years. Our goal is to increase market share for United by capitalizing on its strengths, such as its extensive national dealer network. We will also develop synergies with our existing trailer manufacturer, Champion Trailer, Inc.''

United has manufacturing operations in Bristol, Indiana, and White Pigeon, Michigan. The facility in White Pigeon produces a line of trailers under the Southwest Expressline label.

For more information about United Expressline, Inc., contact Gary Stanley, president, at 800-637-2592.

Obsidian is a private equity leveraged buyout fund that specializes in buying controlling positions in middle market companies in basic industries. Obsidian on a direct and indirect basis owns voting control of Danzer. Obsidian was established by its General Partner, OCC, whose
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members are Timothy S. Durham, Jeffrey W. Osler, and Terry G. Whitesell. For
more information about Obsidian or OCC, contact Timothy S. Durham at 317-237-
4055.

None of the convertible preferred stock of Danzer issued or proposed to be issued in exchange for equity securities of entities controlled by Obsidian has been or will be registered under the Securities Act of 1933, as amended, or the securities laws of any state and none of such securities may be offered or sold in the United States of America absent registration under the Securities Act of 1933, as amended, and any applicable state securities laws or the availability of an exemption from such registration requirements.

This press release contains ``forward looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward looking terminology, such as ``may,'' ``will,'' ``expect,'' ``anticipate,'' ``estimate,'' or ``continue'' or the use of the negative thereof or other variations thereon or comparable terminology. In particular, any statement, express or implied, concerning future events is a forward looking statement. There can be no assurance that any expectation expressed or implied herein will prove to be correct, or that any contemplated event or result will occur as anticipated. Among other factors, the uncertainties associated with due diligence review and negotiation of definitive documentation may cause actual results to differ from those anticipated.

SOURCE: Obsidian Capital Partners, LP